                                  EXHIBIT 10.5

MEMORANDUM OF AGREEMENT entered into as of October 1, 1997


BY AND BETWEEN:   REPAP ENTERPRISES INC., a company duly incorporated under
                  the laws of Canada, having its principal place of business at 1250 Rene-Levesque Boulevard West, Suite 3800, in the
                  City and District of Montreal, Quebec
                  (hereinafter "Repap")
AND               Michelle A. Cormier, having his address for the purposes of the present Agreement at Montreal, Quebec,
                  (hereinafter the "Executive")

THE PARTIES DECLARE AS FOLLOWS:

      WHEREAS Repap considers the continuous maintenance of a sound and vital management team to be essential to protecting and enhancing the best interests of Repap and its shareholders during this process; and

      WHEREAS Repap and the Executive have previously entered into a Memorandum of Agreement dated as of June 17, 1996 (the "Prior Agreement") certain provisions of which the parties intend to be replaced by this Agreement; and

      WHEREAS a Change in Control (as defined in the Prior Agreement) has occured and the Executive has Good Reason (as defined in the Prior Agreement) to terminate his employment with Repap;

      WHEREAS Repap recognizes that the possibility of a further Change in Control or other circumstances may still exist and that such possibility, and the uncertainty and questions which it may raise among Repap's management team, may result in the departure or distraction of members thereof to the detriment of Repap and its shareholders; and

      WHEREAS Repap has therefore determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Repap's management team to their assigned duties.

      NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual promises contained herein, and other good and valuable consideration the adequacy and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed by and between the parties hereto as follows:

                                   ARTICLE 1

                                 INTERPRETATION

1.1 DEFINITIONS. For the purpose of this Agreement, or for the purposes of any notice or communication required hereunder, the following words and expressions shall have the following respective meanings, except where the context dictates otherwise.

      "Agreement" shall mean this agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Cause" shall mean any event or circumstance which, pursuant to applicable law, constitutes cause for dismissal without either notice or payment in lieu of notice:

      "Change in Control"shall mean the occurrence of any of the following events after the date hereof:

      (a) the purchase of at least twenty-five percent of the outstanding common shares of Repap or of Repap New Brunswick Inc. by a buyer who is a forest products industry participant; or

      (b) the purchase of at least thirty-three percent of the outstanding common shares of Repap or of Repap New Brunswick Inc. by a buyer other than a buyer who is described in sub-paragraph (a) of this definition; or

      (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Corporation (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Corporation was approved by a vote of two-thirds of the directors of the Corporation then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Corporation then in office; or

      (d) a reduction in the aggregate common share ownership of Silverton International Fund Limited and River Road (Canada) L.C.C. to ten percent or less through a sale to a third party other than a sale qualified through a public secondary offering of the common shares of Repap by Silverton International Fund Limited or Paloma Partners L.C.C. or through a treasury offering of the common shares of Repap;

      "Good Reason" shall mean, without the Executive's express consent, written or otherwise, any of the following:

      (a) assignment to the Executive of any duties inconsistent with, or a substantial alteration in the nature or status of, his responsibilities from those in effect as of the date hereof; or

      (b) reduction by Repap in the Executive's annual salary as in effect on the date hereof or as same may be increased from time to time; or

      (c) taking of any action by Repap which reduces or would materially reduce or fails to renew any of the benefits enjoyed by the Executive under any of Repap's life insurance, medical, health and accident or disability plans (collectively the "Insurance Plans"), or Repap's pension, deferred compensation or savings plans (collectively the "Benefit Plans") in which the Executive was participating at the time or of any other benefits herein mentioned; or

      (d) a requirement that the Executive perform his duties in a municipality other than the municipality in which the Executive resides at the date of this Agreement or other than Stamford, Connecticut;

      "Person" shall mean any individual or other entity possessed of juridical personality, including, without limitation, a corporation, company, cooperative, partnership, trust, unincorporated association, or governmental body; and pronouns when they refer to a Person shall have a similarly extended meaning;

      "Repap" means Repap Enterprises Inc., one of the parties to this Agreement and includes any successor to Repap that may result from a Change in Control.

1.2 GENDER. Any reference in this Agreement to any gender shall include all genders and words used herein importing the singular number only shall include the plural and vice versa.

1.3 HEADINGS. The insertion of headings is for convenience of reference only and shall not affect or be utilized in the construction or interpretation hereof.

1.4 SEVERABILITY. Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is deemed to be or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof which shall remain in full force and effect.

1.5 ENTIRE AGREEMENT. This Agreement together with any instruments to be delivered pursuant hereto constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements (including the Prior Agreement), understandings, negotiations, and discussions, whether oral or written, by or among the said parties in respect of such subject matter.

1.6 AMENDMENT. No amendment hereto shall be binding unless expressly provided for in an instrument duly executed by the parties hereto.

1.7 WAIVER. No waiver by any party hereto, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver by such party of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver hereof, unless otherwise expressly provided in an instrument duly executed by the party or parties hereto to be bound thereby.

1.8 GOVERNING LAW. This Agreement shall be governed by and interpreted and construed in accordance with the laws of Quebec.

                                   ARTICLE 2

                                  TERMINATION

2.1 TERMINATION OF EMPLOYMENT. In the event that during the term of the Executive's employment with Repap the Executive, on 30 days prior written notice, terminates her employment or a Change in Control occurs, and the Executive's employment is thereafter terminated:

      (a) by Repap without Cause within a period of twenty-four (24) months after the Change in Control and other than for death, disability or voluntary retirement at normal retirement age; or

      (b)   by the Executive, for Good Reason, within a period of twenty-four
           (24) months after the Change in Control,

      the Executive shall be entitled to the benefits provided below:

      (c) Base Salary -- Repap shall pay in cash as soon as practical, but no later than thirty (30) days following the date of termination, his full gross salary until the date of termination at the rate in effect at the time of termination plus the amounts, if any, owed to the Executive for bonuses declared but not paid;

      (d) Indemnity -- in consideration of the Executive agreeing to continue to be employed by Repap and in lieu of any further compensation payments to the Executive for periods subsequent to the date of termination, Repap shall pay to the Executive a lump sum indemnity (the "Indemnity") equal to three times the highest of the Executive's annual salary in the three years preceding the Change in Control, or if there has not been a Change of Control within twenty-four months from the date of termination then in the three years preceding the date of termination. The Indemnity shall be paid to the Executive in cash as soon as practical, but no later than thirty (30) days following the date of termination;

      (e) Other Termination Benefits -- the Executive shall be entitled to receive the following payments and benefits:

           (i) a lump sum payment equal to the present value, as of the date of termination, of Repap's cost of providing coverage under any life insurance policy on the Executive's life in force immediately prior to the date of termination for a period of three years from the date of termination;

           (ii) entitlement, for a period of three years following the date of termination, to Repap's medical, dental, drug and other health benefits and thereafter, at the election of the Executive and upon payment of all premiums associated therewith from time to time, to continue to be entitled to the benefits of Repap's medical, dental, drug and other health programs;

           (iii) not later than the thirtieth day following the date of termination, Repap shall transfer to the Executive if the Executive so elects the automobile, if any, placed at his disposal, at the date of termination, at no cost to the Executive, other than such income tax as he may be required to pay;

           (iv) all legal fees and expenses incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement;

           (v) for the purpose of the Repap Head Office Registered Pension Plan and the Repap Head Office Top Executives Supplementary Pension Plan a credit of two years past service in addition to the period of past service to which the Executive is otherwise entitled.

2.2 FINANCIAL PLANNING. Repap shall, provided it is not prejudiced and on the recommendation of the Executive's financial advisors, vary the nature, manner and timing of payments to be made to the Executive pursuant to this Agreement in order to optimize the Executive's financial planning.

                                   ARTICLE 3

          COOPERATION WITH EMPLOYER AFTER TERMINATION OF THE AGREEMENT

3.1 COOPERATION. The Executive hereby undertakes, as partial consideration for the payments to be made pursuant to section 2.1(d), to cooperate with Repap, after the termination of this Agreement (except in the case of termination for Cause or Good Reason), in all matters related to the conclusion of the Executive's ongoing work or projects and to facilitate an orderly transfer of the Executive's responsibilities or functions and duties hereunder to such other employees as may be designated by Repap.

                                   ARTICLE 4

                          CONFIDENTIALITY OF AGREEMENT

4.1 CONFIDENTIALITY. The Executive hereby agrees to keep strictly confidential all information concerning the present Agreement.

                                   ARTICLE 5

                                    GENERAL

5.1 FURTHER ASSURANCES. The parties hereto hereby agree in their own name and on behalf of, as the case may be, their respective heirs, legatees, successors, testamentary executors and permitted assigns, to sign all documents and to take all necessary or desirable measures to fulfill the terms and intent of this Agreement.

5.2 NOTICE. Any offer, notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by registered mail, by delivery or sent by telecopier or similar telecommunications device and addressed to the other party at the address of such party first mentioned in this Agreement.

      Any notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given and received, if by registered mail then on the date of delivery thereof, if sent by telecopier or similar telecommunications device on the next business day following such transmission or, if delivered, to have been given and received on the date of such a delivery. Any address for service may be changed by written notice given as aforesaid.

5.3 ASSIGNMENT. Except as otherwise expressly provided for herein, this Agreement, and the rights granted and the obligations incurred hereunder, are not assignable, whether in whole or in part, by the Executive without the prior written consent of Repap.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date and at the place first hereinabove mentioned.

                                         REPAP ENTERPRISES INC.

                                         by:

                                         by:
                                                   Michelle A. Cormier